Exhibit 99.1

Workstream Inc. Schedules Fiscal 2006 Fourth Quarter and Year-end
Earnings Report and Conference Call

Ottawa, ON, June 28, 2006 - Workstream Inc. (NASDAQ - WSTM), a provider of On-Demand Enterprise Workforce Management software, is scheduled to report its earnings for the fourth quarter and year-end of fiscal 2006 on Thursday, July 20, 2006 after the close of the stock market.

The Company expects to report record revenue for the quarter in the range of $7.7 - $7.9 million. This represents an increase in the range of 15-18% over the previous quarter and 7-11% over the quarter a year ago.

Workstream noted the following business and financial highlights from the fourth quarter:
•	Workstream Benefits Enrollment Software source code sale to a large health care institution totaling approximately $400,000,
•	a series of software product upgrades to Workstream 6.0 product release for existing customers as well as an increase in recurring subscription revenue,
•	a strong performance across the Career Networks segment, and
•	a fourth quarter EBITDA loss of $.01 -.02 per share.

These preliminary financial results are subject to revision. Workstream will host a conference call at 5:00 p.m. ET on Thursday, July 20, 2006. The dial in number to participate in the call is 866-898-9626 for North American participants and 800-8989-6323 for those outside of North America. The instant replay number for the call will be available until July 27, 2006 by calling 800-408-3053 access code 3191880#.

About Workstream Inc.

Workstream provides enterprise workforce management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream’s TalentCenter provides a unified view of all Workstream products and services including Recruitment, Benefits, Performance, Compensation, Rewards, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. Workstream services customers including Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

Investor Relations:
Matt Middendorf
Workstream Inc.
Tel: 866-953-8800 ext. 888
Email: investorrelations@workstreaminc.com